  SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

   Date of Report (Date of earliest event reported): March 29, 2021

AEROCENTURY CORP.
(Exact name of Registrant as specified in its charter)

Delaware	001-13387	94-3263974
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1440 Chapin Avenue, Suite 310
Burlingame, CA 94010
(Address of principal executive offices including Zip Code)

650-340-1888
(Registrant's telephone number, including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁯ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁯ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ACY	NYSE American Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01  Entry into a Material Definitive Agreement

On March 29, 2021, the Company entered into an Asset Purchase Agreement (“Stalking Horse Agreement”) with Drake Asset Management Jersey Limited (“DAMJ”), for the purchase of certain aircraft assets of the Company, subject to better and higher offers.

The Stalking Horse Agreement was entered into in conjunction with the filing by the Company of a voluntary petition for relief under chapter 11 of title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”), commencing the Chapter 11 case under In re AeroCentury Corp. et al. (Case No. 21-10636) (the “Chapter 11 Case”).

DAMJ is also the holder of approximately $83.2 million of indebtedness (“Secured Obligations”) of the Company owing under that certain Fourth Amended and Restated Loan and Security Agreement, dated as of May 1, 2020, as amended to date (the “Loan Agreement”).

The Company has requested the Court approve certain bidding procedures with respect to an auction sale (“Auction Sale”) for the Company’s assets in order to fund repayment of its indebtedness to DAMJ, as its sole secured lender. The consummation of a sale of assets in the Auction Sale on terms as set forth in the Stalking Horse Agreement, or pursuant to higher and better offer, is expected to resolve in full the Company’s Secured Obligations to DAMJ.

Following is a summary of the principal terms and conditions of the Stalking Horse Agreement:

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Assets Covered. The Stalking Horse Agreement covers ten aircraft assets and related lease rights (such aircraft abnd lease rights collectively referred to as the “Collateral Assets”), over which DAMJ holds a first priority lien that secures the Secured Obligations.
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Purchase Price. The aggregate consideration for the purchase of the Collateral Assets is an amount equal to the amount of the outstanding Secured Obligations.
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Sale Order Approval Required. The mutual obligations for the purchase and sale of the Collateral Assets is subject to the entry of an order by the Bankruptcy Court authorizing the purchase transaction as the best and highest offer available with respect to disposition of the Collateral Assets.
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Excluded Assets. Certain assets are not being sold pursuant to the Stalking Horse Agreement (“Excluded Assets”), including two aircraft on lease to Kenyan lessees, and certain aircraft and an engine that are being parted out under consignment arrangements, which Excluded Assets shall remain free and clear of DAMJ claims, if and when the sale pursuant to the Stalking Horse Agreement or other higher and better offer is consummated.
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Economic Closing Date Allocation. Lease revenue received with respect to the Collateral Assets shall be allocated based on a February 1, 2021 economic closing date (the “ECD”). Any lease revenue received by the Company for periods prior to the ECD shall be the property of the Company. Any lease revenue received that relates to any period after the ECD (“Post-ECD Proceeds”) shall be held by the Company for the benefit of DAMJ and remitted to DAMJ pursuant to terms of the cash collateral order entered into in connection with the Company's Chapter 11 Case.
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Assumed Liabilities. DAMJ shall assume liability for (a) any amounts required to be paid by the Company pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assumed Leases; (b) all costs of obtaining necessary consents to assignment of the Assumed Leases (to the extent not assignable pursuant to contract or applicable law); (c) all of the legal fees payable to lessees under the Assumed Leases incurred in connection with legal review and negotiation of the lease novation or assignment documents for the Assumed Leases, and 50% of the Company’s legal fees for such legal review and negotiation; (d) sales, use, documentary, transfer, property, bulk, stamp, ad valorem or similar tax imposed on the assignment and transfer Collateral Assets, and any related penalties, or interest incurred; (e) reimbursements payable to a lessee upon completion of specific qualified maintenance projects, as defined and specified under any Assumed Lease; and (f) any unsatisfied liabilities with respect to certain programs that the Company maintains in connection with its leasing business in respect of the Assumed Leases.
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Release of Secured Lender Claims on Company Assets. On the date that the transfer of title to all Collateral Assets shall have been completed, the Secured Obligations shall be deemed satisfied in full and canceled, and DAMJ shall release any claims it may otherwise have in: (a) any cash held in the Company’s bank accounts that are not Post-ECD Proceeds; (b) any proceeds received by the Company under any consignment contract with respect to Excluded Assets; (c) all assets of the Company other than the Collateral Assets; and (d) any proceeds of sale or other funds received in respect of the foregoing items listed in (a)-(c).

The foregoing description of the Stalking Horse Agreement is intended to be a summary and is qualified in its entirety by the copy of such agreement set forth as an Exhibit to this Report.

(d) Exhibits

10.1	Asset Purchase Agreement, dated March 26, 2021, is made by and among AeroCentury Corp., and Drake Asset Management Jersey Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 1, 2021
AEROCENTURY CORP.

By: /s/ Harold M. Lyons
Harold M. Lyons
Sr. Vice President & Chief Financial Officer